Exhibit 10.1.6

[Strategic Energy, LLC Logo]

EXECUTIVE COMMITTEE
LONG-TERM INCENTIVE PLAN
January 1, 2007

OBJECTIVE
The Strategic Energy LLC (SE) Long Term Incentive Plan (Plan) is designed to reward sustained value creation by providing competitive incentives for the achievement of long-term financial and operational performance goals.  By providing market-competitive target awards, the plan supports the attraction and retention of talent critical to achieving SE’s strategic business objectives.

Eligible participants include executives as approved by the Compensation and development Committee (Committee) of the Board of Directors.

TARGET AWARDS
Award levels will be approved by the CEO and set forth as a percentage of the participant’s base salary at target.  The percentage will vary based upon organizational responsibilities and market-compilation based upon industry data.  Awards will be paid based upon performance.  The annual target award percentage of base salary is stated in the participant’s original offer or information change letter.  The target award will be granted 50% in performance shares and 50% in cash.  The number of performance shares will be determined at the date of the grant based upon the GPE stock price.  Dividends will accrue quarterly on the performance shares and will be paid at the end of the performance period in accordance with the number of performance shares earned, if any.

PERFORMANCE GOALS
The award payout under the Plan will be determined by the proposed goals in the attached Appendix I.  Performance at target will produce 100% of award and the level of such award can be increased or decreased (pro-rated) based upon performance.  The maximum award is 300% of target value.  Example:  If, in the plan period, one of four components gets to the 300% cumulative target, then 300% is paid on that one component.  If the other three components come in at target, then those three components pay out at 100% and the one component at 300%.

Total shareholder return is compared to an industry peer group of the Edison Electric Institute (EEI) index of electric companies, during a three-year measurement period.  At the end of the three-year measurement period, GPE will assess its total shareholder return compared to the EEI index.  Depending upon how GPE ranks, the payout percentages will be determined in accordance with the schedule indicated.  There will not be any payout for a negative return over the three-year performance period.

Performance criteria are fixed for the duration of the three-year period and will only be changed upon the approval of the Committee.

        Confidential & Proprietary

PLAN GUIDELINES
1.	It is anticipated a new three-year plan will be instituted each year, with applicable payouts in the first quarter of the year following the conclusion of each three-year plan.
2.	For calculation purposes, base salaries effective January 1st of the year of grant will be applied.
3.	The award percentage of base salary is stated in the participant’s original offer or information change letter.
4.	You must be on active payroll at the time of disbursement to be eligible for payment.
5.	The 50% cash incentive will be in cash, less applicable taxes and withholdings.
6.
Following the end of the performance period, performance shares, as determined by the performance against the performance criteria at the end of the period, will be paid in shares of GPE common stock as determined by the Great Plains Energy Compensation and Development Committee.  Dividend equivalent units over the performance period will be figured on the final number of shares earned and will be paid in cash.  Approved awards will be paid to each participant as soon as practicable after the end of the performance period and after the Committee has certified the performance against the performance criteria.  The Company will be authorized to withhold the amount of withholding taxes due in respect of an award or payment and to take other actions as may be necessary in the opinion of the company to satisfy all obligations for the payment of taxes.

7.	Any eligible participant hired on or after July 1 of a plan year will be eligible for participation in the following year’s three-year plan.
8.
For calculation purposes, each goal will have a maximum percentage payout as identified up to 300%.  Achievement of any goal below the minimum percentage will receive 0% payout.  Any goal attainment between the established minimum and maximum percentage payout will be pro-rated between each threshold.

7.	The goals established for the plan period are fixed for the duration of the period and will only be changed by the Committee.
8.	The Committee has the exclusive right to modify, change, or alter this Plan at any time. This Plan will not be construed as an employment contract.

        Confidential & Proprietary

[Strategic Energy, LLC Logo]

LONG-TERM INCENTIVE OBJECTIVES - 2007
APPENDIX I

Goal	% Allocation	Measures	Payout %
Cumulative pre-tax net income ($ millions)	25%	(1) (1) (1) (1)	50% 100% 200% 300%
Return on Invested Capital	25%	(1) (1) (1) (1)	50% 100% 200% 300%
Total Shareholder Return	25%	35th percentile 50th percentile 65th percentile 81st percentile	50% 100% 150% 200%
MWhs under management by December 31, 2009 ($ millions)	25%	(1) (1) (1) (1)	50% 100% 200% 300%

(1)  Confidential information

As amended April 30, 2007.

        Confidential & Proprietary